Exhibit 99.77(c)

Pursuant to a written consent dated January 16, 2004, the security holders of the Registrant were asked to approve the following:

1)   Approval of Amended and Restated Limited Partnership Agreement;
2)   Approval of Registration of the Master Fund under the Investment Company
     Act;
3)   Approval of the Investment Management Agreement;
4)   Approval of Fundamental Policies;
5)   Ratification of Appointment of Directors; and
6)   Ratification of Selection of Independent Auditors.

The security holders of the Registrant via written consent approved each of the matters discussed above.